Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Feb. 6, 2024) - Amgen (NASDAQ:AMGN) today announced financial results for the fourth quarter and full year 2023 versus comparable periods in 2022.
“2023 was another year of performance and progress for our company.” said Robert A. Bradway, chairman and chief executive officer. “Our marketed products are reaching many more patients around the world, and we anticipate more than a dozen significant pipeline milestones in 2024.”

Key results include:
•For the fourth quarter, total revenues increased 20% to $8.2 billion in comparison to the fourth quarter of 2022. Product sales grew 20%, driven by 23% volume growth, partially offset by 3% lower net selling price.
◦Nine brands(1) achieved record sales in the quarter, and Repatha® (evolocumab), EVENITY® (romosozumab-aqqg), Prolia® (denosumab) and BLINCYTO® (blinatumomab) delivered double-digit volume growth globally.
◦U.S. volume grew 26% and ex-U.S. volume grew 15%, including 46% volume growth in the Asia Pacific region.
◦Our performance included $954 million of sales for the period of Oct. 6 - Dec. 31 from our recent Horizon Therapeutics (Horizon) acquisition, driven by several first-in-class, early-in-lifecycle medicines such as TEPEZZA® (teprotumumab-trbw), KRYSTEXXA® (pegloticase) and UPLIZNA® (inebilizumab-cdon). Excluding the impact of these sales from Horizon, our product sales grew 5%, driven by volume growth of 9%.
•For the full year, total revenues increased 7% to $28.2 billion, resulting from a 9% increase in product sales. Product sales growth was driven by 15% volume growth, partially offset by 3% lower net selling price, 1% unfavorable changes from estimated sales deductions and 1% negative impact from foreign exchange.
•GAAP earnings per share (EPS) decreased 53% from $3.00 to $1.42 in the fourth quarter, driven by acquisition-related expenses and incremental operating expenses from Horizon, partially offset by increased revenues. For the full year, GAAP EPS increased 3% from $12.11 to $12.49 driven by net gains on our BeiGene, Ltd equity investment in 2023 and higher revenues, partially offset by higher operating expenses, including acquisition-related expenses and incremental expenses from Horizon.
◦For the fourth quarter, GAAP operating income decreased from $2.2 billion to $1.3 billion, and GAAP operating margin decreased 17.8 percentage points to 16.2%. For
(1) Includes product sales for the full fourth quarter of 2023 from UPLIZNA and KRYSTEXXA in connection with Horizon acquisition.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

the full year, GAAP operating income decreased from $9.6 billion to $7.9 billion, and GAAP operating margin decreased 9.3 percentage points to 29.3%.
•Non-GAAP EPS increased 15% from $4.09 to $4.71 in the fourth quarter and increased 5% from $17.69 to $18.65 for the full year, driven by increased revenues, partially offset by higher operating expenses, including incremental expenses from Horizon. Fourth quarter non-GAAP EPS was also unfavorably impacted by higher interest expense.
◦For the fourth quarter, non-GAAP operating income increased from $3.0 billion to $3.7 billion, and non-GAAP operating margin increased 0.8 percentage points to 46.7%. For the full year, non-GAAP operating income increased from $12.8 billion to $13.4 billion, and non-GAAP operating margin decreased 1.7 percentage points to 49.8%.
•The Company generated $7.4 billion of free cash flow for the full year versus $8.8 billion in 2022. The decrease in 2023 was primarily driven by transaction expenses related to the Horizon acquisition and higher repatriation tax payments.
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis,” “free cash flow” (computed by subtracting capital expenditures from operating cash flow), “EBITDA, or earnings before interest, taxes, depreciation and amortization” (computed by adding interest expense, provision for income taxes, and depreciation and amortization expense to GAAP net income) and “debt leverage ratio” (calculated as the ratio of GAAP total debt to EBITDA) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

Product Sales Performance

Total product sales increased 20% for the fourth quarter of 2023 versus the fourth quarter of 2022. Volume grew 23%, partially offset by 3% lower net selling price. Full year product sales increased 9% versus 2022, driven by 15% volume growth, partially offset by 3% lower net selling price, 1% unfavorable changes from estimated sales deductions and 1% negative impact from foreign exchange.

General Medicine

•Repatha® sales increased 25% year-over-year for the fourth quarter, driven by 35% volume growth, partially offset by lower net selling price. Full year sales increased 26%, driven by 37% volume growth, partially offset by lower net selling price. Repatha remains the global proprotein convertase subtilisin/kexin type 9 (PCSK9) segment leader, with over 2.5 million patients treated since launch.

•Prolia® sales increased 12% year-over-year, to a record $1.1 billion for the fourth quarter, and 12% for the full year, primarily driven by volume growth and higher net selling price. Volume grew 10% for the quarter and 9% for the full year. In 2023, over 7.5 million patients were treated with Prolia.

•EVENITY® sales increased 41% year-over-year to a record $318 million for the fourth quarter and 47% for the full year, driven by strong volume growth. U.S. volume grew 44% year-over-year and volume outside the U.S. grew 55% for the full year.

•Aimovig® (erenumab-aooe) sales decreased 32% year-over-year for the fourth quarter and 22% for the full year, driven by lower net selling price.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Oncology

•BLINCYTO® sales increased 47% year-over-year to a record $241 million for the fourth quarter and 48% for the full year, driven by 55% and 49% volume growth, respectively. Volume growth was supported by broad prescribing across academic and community settings for patients with B-cell precursor acute lymphoblastic leukemia.

•Vectibix® (panitumumab) sales increased 5% year-over-year for the fourth quarter and 10% for the full year, driven by 5% and 10% volume growth, respectively.

•KYPROLIS® (carfilzomib) sales increased 8% year-over-year for the fourth quarter and 13% for the full year, driven by 8% and 12% volume growth, respectively.

•LUMAKRAS®/LUMYKRAS™ (sotorasib) sales increased 8% year-over-year for the fourth quarter, driven by 5% volume growth and higher net selling price. Full year sales decreased 2%, driven by unfavorable changes to estimated sales deductions, including changes related to ongoing reimbursement negotiations in France. Full year sales were also impacted by lower net selling price and lower inventory levels, partially offset by 16% volume growth.

•XGEVA® (denosumab) sales increased 9% year-over-year for the fourth quarter and 5% for the full year, primarily driven by higher net selling price.

•Nplate® (romiplostim) sales decreased 18% year-over-year for the fourth quarter, driven by volume decline related to timing of orders placed by the U.S. government, partially offset by volume growth across our U.S. and ex-U.S. regions. U.S. government orders were $207 million in Q4’22 compared to $62 million in Q4’23. Full year sales increased 13%, primarily driven by volume growth, including U.S. government orders. U.S. government orders were $207 million for FY’22 compared to $286 million for FY’23. Excluding these U.S. government orders, Nplate sales grew 23% year-over-year for the fourth quarter and 8% for the full year.

•MVASI® (bevacizumab-awwb) sales decreased 8% year-over-year for the fourth quarter, primarily driven by lower net selling price, partially offset by 12% volume growth. Full year sales decreased 11%, primarily driven by lower net selling price, partially offset by 13% volume growth. Going forward, we expect continued net selling price erosion driven by increased competition.

•KANJINTI® (trastuzumab-anns) sales decreased 33% year-over-year for the fourth quarter and 50% for the full year, driven by lower net selling price and volume decline.

Inflammation

•TEZSPIRE® (tezepelumab-ekko) generated $177 million of sales in the fourth quarter. Quarter-over-quarter sales increased 10%, driven by 18% volume growth that benefited from the pre-filled, single-use pen, which was approved for self-administration by the U.S. Food and Drug Administration (FDA) in the first quarter. Healthcare providers recognize TEZSPIRE’s unique, differentiated profile and its broad potential to treat the 2.5 million patients worldwide with severe asthma who are uncontrolled, without any phenotypic or biomarker limitation.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

•Otezla® (apremilast) sales increased 2% year-over-year for the fourth quarter, driven by favorable changes to estimated sales deductions and 3% volume growth, partially offset by lower inventory levels and lower net selling price. Full year sales decreased 4%, driven by lower net selling price and lower inventory levels, partially offset by 2% volume growth.

We expect future growth for Otezla to be driven by its established efficacy and safety profile, strong payer coverage with limited prior authorization requirements and ease of administration. Otezla remains the only approved oral systemic therapy with a broad indication and is well-positioned to help the 1.5 million U.S. patients with mild-to-moderate psoriasis who cannot be optimally addressed by a topical and can benefit from a systemic treatment like Otezla.

•Enbrel® (etanercept) sales decreased 8% year-over-year for the fourth quarter, driven by a 4% impact from unfavorable changes to estimated sales deductions and lower net selling price. Full year sales decreased 10%, driven by lower net selling price, lower inventory levels and a 3% impact from unfavorable changes to estimated sales deductions. Year-over-year volume remained flat, with U.S. volume growing 1% in the fourth quarter, supported by an increase in new patients starting treatment as a result of improved payer coverage. Going forward, we expect net selling price to continue to decline year-over-year, driven by higher rebates to maintain broad first-line payer coverage and changes in patient mix.

We expect Otezla and Enbrel to follow the historical pattern of lower sales in the first quarter relative to subsequent quarters due to the impact of benefit plan changes, insurance reverification and increased co-pay expenses as U.S. patients work through deductibles.

•AMJEVITA®/AMGEVITA™ (adalimumab) sales increased 34% year-over-year for the fourth quarter and 36% for the full year, primarily driven by 35% and 46% volume growth, respectively. Ex-U.S. sales increased 9% for the full year, driven by 20% volume growth, partially offset by lower net selling price. U.S. sales increased 43% quarter-over-quarter, driven by higher inventory levels and higher net selling price, partially offset by volume decline.

Rare Disease

Excluding TAVNEOS®, the products listed below were acquired from our Horizon transaction on Oct. 6, 2023. Sales figures reflect only sales in the period from Oct. 6 2023 through the end of the year, and not the full quarter.

•TEPEZZA® (teprotumumab-trbw) generated $448 million of sales for the period. TEPEZZA is the first and only FDA-approved treatment for thyroid eye disease (TED).

•KRYSTEXXA® (pegloticase) generated $272 million of sales for the period. KRYSTEXXA is the first and only FDA-approved treatment for chronic refractory gout.

•UPLIZNA® (inebilizumab-cdon) generated $65 million of sales for the period. UPLIZNA is used to treat adults with neuromyelitis optica spectrum disorders (NMOSD).

•TAVNEOS® (avacopan) generated $44 million of sales in the fourth quarter. Quarter-over-quarter sales increased 19%, primarily driven by volume growth. U.S. volume grew 23%

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

quarter-over-quarter. In the U.S., approximately 2,700 patients have now been treated with TAVNEOS.

•Ultra rare products, which consist of RAVICTI® (glycerol phenylbutyrate), PROCYSBI® (cysteamine bitartrate), ACTIMMUNE® (interferon gamma-1b), BUPHENYL® (sodium phenylbutyrate) and QUINSAIR® (levofloxacin) generated $164 million of sales for the period.

Established Products

•Total sales of our established products, which consist of EPOGEN® (epoetin alfa), Aranesp® (darbepoetin alfa), Parsabiv® (etelcalcetide) and Neulasta® (pegfilgrastim), decreased 10% year-over-year for the fourth quarter, primarily driven by lower net selling price and volume declines, partially offset by favorable changes to estimated sales deductions. Full year sales decreased 19%, driven by lower net selling price and volume declines. In the aggregate, we expect the year-over-year net selling price and volume declines for this portfolio of products to continue.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q4 ’23			Q4 ’22	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$201	$216	$417	$333	25%
Prolia®	746	361	1,107	992	12%
EVENITY®	239	79	318	225	41%
Aimovig®	73	5	78	114	(32%)
BLINCYTO®	148	93	241	164	47%
Vectibix®	116	135	251	238	5%
KYPROLIS®	222	128	350	325	8%
LUMAKRAS®/LUMYKRAS™	51	26	77	71	8%
XGEVA®	382	145	527	484	9%
Nplate®	252	134	386	469	(18%)
MVASI®	127	61	188	205	(8%)
KANJINTI®	31	11	42	63	(33%)
TEZSPIRE®	177	—	177	79	*
Otezla®	526	103	629	616	2%
Enbrel®	1,005	10	1,015	1,098	(8%)
AMJEVITA®/AMGEVITA™	33	127	160	119	34%
TEPEZZA®**	441	7	448	—	NM
KRYSTEXXA®**	272	—	272	—	NM
UPLIZNA®**	60	5	65	—	NM
TAVNEOS®	42	2	44	21	*
Ultra rare products**	162	2	164	—	NM
EPOGEN®	55	—	55	114	(52%)
Aranesp®	107	212	319	348	(8%)
Parsabiv®	57	32	89	93	(4%)
Neulasta®	208	31	239	221	8%
Other products***	137	38	175	160	9%
Total product sales	$5,870	$1,963	$7,833	$6,552	20%

*Change in excess of 100%
**Products were acquired from our Horizon acquisition on Oct. 6, 2023, and include product sales from the acquisition date through Dec. 31, 2023. Ultra rare products consist of RAVICTI®, PROCYSBI®, ACTIMMUNE®, BUPHENYL® and QUINSAIR®.

***Consists of (i) RIABNI®, AVSOLA®, Corlanor®, NEUPOGEN®, IMLYGIC®, Sensipar®/Mimpara™ and BEKEMV™, where Biosimilars total $93 million in Q4 ’23 and $52 million in Q4 ’22; (ii) RAYOS®, PENNSAID® and DUEXIS® product sales from our Horizon acquisition on Oct. 6, 2023 through Dec. 31, 2023; and (iii) sales prior to the divestiture of our Bergamo and Gensenta subsidiaries in the second quarter of 2023 and fourth quarter of 2022, respectively.

NM = not meaningful

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

$Millions, except percentages	FY ’23			FY ’22	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$793	$842	$1,635	$1,296	26%
Prolia®	2,733	1,315	4,048	3,628	12%
EVENITY®	809	351	1,160	787	47%
Aimovig®	303	20	323	414	(22%)
BLINCYTO®	566	295	861	583	48%
Vectibix®	461	523	984	893	10%
KYPROLIS®	921	482	1,403	1,247	13%
LUMAKRAS®/LUMYKRAS™	197	83	280	285	(2%)
XGEVA®	1,527	585	2,112	2,014	5%
Nplate®	996	481	1,477	1,307	13%
MVASI®	511	289	800	901	(11%)
KANJINTI®	109	50	159	316	(50%)
TEZSPIRE®	567	—	567	170	*
Otezla®	1,777	411	2,188	2,288	(4%)
Enbrel®	3,650	47	3,697	4,117	(10%)
AMJEVITA®/AMGEVITA™	126	500	626	460	36%
TEPEZZA®**	441	7	448	—	NM
KRYSTEXXA®**	272	—	272	—	NM
UPLIZNA®**	60	5	65	—	NM
TAVNEOS®	126	8	134	21	*
Ultra Rare products**	162	2	164	—	NM
EPOGEN®	226	—	226	506	(55%)
Aranesp®	452	910	1,362	1,421	(4%)
Parsabiv®	228	134	362	382	(5%)
Neulasta®	710	138	848	1,126	(25%)
Other products***	549	160	709	639	11%
Total product sales	$19,272	$7,638	$26,910	$24,801	9%

*Change in excess of 100%
**Products were acquired from our Horizon acquisition on Oct. 6, 2023, and include product sales from the acquisition date through Dec. 31, 2023. Ultra rare products consist of RAVICTI®, PROCYSBI®, ACTIMMUNE®, BUPHENYL® and QUINSAIR®.

***Consists of (i) AVSOLA®, RIABNI®, Corlanor®, NEUPOGEN®, IMLYGIC®, Sensipar®/Mimpara™ and BEKEMV™, where Biosimilars total $331 million in FY ’23 and $154 million in FY ’22; (ii) RAYOS®, PENNSAID® and DUEXIS® product sales from our Horizon acquisition on Oct. 6, 2023 through Dec. 31, 2023; and (iii) sales prior to the divestiture of our Bergamo and Gensenta subsidiaries in the second quarter of 2023 and fourth quarter of 2022, respectively.

NM = not meaningful

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses increased 50% year-over-year for the fourth quarter. For the full year, Total Operating Expenses increased 21%. Cost of Sales as a percentage of product sales increased 13.0 percentage points in the fourth quarter primarily driven by higher amortization expense from acquisition-related assets as well as higher profit share and royalties, partially offset by Puerto Rico excise tax, changes in product mix, and lower manufacturing cost. For the full year, cost of sales as a percentage of product sales increased 5.6 percentage points primarily driven by higher amortization expense from acquisition-related assets, higher profit share and royalties, and changes in product mix, partially offset by Puerto Rico excise tax. Research & Development (R&D) expenses increased 16% in the fourth quarter and increased 8% for the full year driven by higher spend in later-stage clinical programs and marketed products support, including spend from programs acquired from the Horizon acquisition. Selling, General & Administrative (SG&A) expenses increased 45% in the fourth quarter and increased 14% for the full year primarily driven by higher acquisition-related costs, in addition to commercial and general administrative expenses related to the Horizon acquisition. For the full year, this was partially offset by a decline in other marketed product spend. Other operating expenses for the full year consisted of net impairment charges for AMG 340 and Teneobio IPR&D assets in addition to expenses related to our restructuring plan initiated in the first quarter of 2023.
•Operating Margin as a percentage of product sales decreased 17.8 percentage points to 16.2% in the fourth quarter and decreased 9.3 percentage points for the full year to 29.3%.
•Tax Rate increased 2.4 percentage points in the fourth quarter and increased 3.7 percentage points for the full year, primarily driven by the 2022 Puerto Rico tax law change that replaced the excise tax with an income tax beginning in 2023. For the fourth quarter this was partially offset by the change in earnings mix.
On a non-GAAP basis:
•Total Operating Expenses increased 18% for the fourth quarter and increased 9% for the full year. Cost of Sales as a percentage of product sales remained flat in the fourth quarter primarily driven by higher profit share and royalties, offset by Puerto Rico excise tax, changes in product mix, and lower manufacturing cost. For the full year, cost of sales as a percentage of product sales increased 1.1 percentage points primarily driven by higher profit share and royalties and changes in product mix, partially offset by Puerto Rico excise tax. R&D expenses increased 16% in the fourth quarter and increased 8% for the full year driven by higher spend in later-stage clinical programs and marketed products support, including spend from programs acquired from the Horizon acquisition. SG&A expenses increased 20% in the fourth quarter and increased 5% for the full year primarily driven by higher commercial and general administrative expenses related to the Horizon acquisition. For the full year, this was partially offset by a decline in other marketed product spend.
•Operating Margin as a percentage of product sales increased 0.8 pts. percentage points to 46.7% in the fourth quarter and decreased 1.7 percentage points for the full year to 49.8%.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

•Tax Rate increased 2.5 percentage points in the fourth quarter and increased 2.7 percentage points for the full year primarily due to the 2022 Puerto Rico tax law change that replaced the excise tax with an income tax beginning in 2023.

$Millions, except percentages	GAAP			Non-GAAP
	Q4 ’23	Q4 ’22	YOY Δ	Q4 ’23	Q4 ’22	YOY Δ
Cost of Sales	$3,112	$1,747	78%	$1,278	$1,071	19%
% of product sales	39.7%	26.7%	13.0 pts.	16.3%	16.3%	— pts.
Research & Development	$1,534	$1,324	16%	$1,494	$1,291	16%
% of product sales	19.6%	20.2%	(0.6) pts.	19.1%	19.7%	(0.6) pts.
Selling, General & Administrative	$2,274	$1,572	45%	$1,764	$1,468	20%
% of product sales	29.0%	24.0%	5.0 pts.	22.5%	22.4%	0.1 pts.
Other	$5	$(34)	*	$—	$—	NM
Total Operating Expenses	$6,925	$4,609	50%	$4,536	$3,830	18%

Operating Margin
operating income as % of product sales	16.2%	34.0%	(17.8) pts.	46.7%	45.9%	0.8 pts.

Tax Rate	10.0%	7.6%	2.4 pts.	15.9%	13.4%	2.5 pts.

pts: percentage points
* change in excess of 100%
NM = not meaningful

$Millions, except percentages	GAAP			Non-GAAP
	FY '23	FY '22	YOY Δ	FY '23	FY '22	YOY Δ
Cost of Sales	$8,451	$6,406	32%	$4,573	$3,951	16%
% of product sales	31.4%	25.8%	5.6 pts.	17.0%	15.9%	1.1 pts.
Research & Development	$4,784	$4,434	8%	$4,700	$4,341	8%
% of product sales	17.8%	17.9%	(0.1) pts.	17.5%	17.5%	— pts.
Selling, General & Administrative	$6,179	$5,414	14%	$5,518	$5,270	5%
% of product sales	23.0%	21.8%	1.2 pts.	20.5%	21.2%	(0.7) pts.
Other	$879	$503	75%	$—	$—	NM
Total Operating Expenses	$20,293	$16,757	21%	$14,791	$13,562	9%

Operating Margin
operating income as % of product sales	29.3%	38.6%	(9.3) pts.	49.8%	51.5%	(1.7) pts.

Tax Rate	14.5%	10.8%	3.7 pts.	16.5%	13.8%	2.7 pts.

pts: percentage points
NM = not meaningful
Cash Flow and Balance Sheet
•The Company generated $0.3 billion of free cash flow in the fourth quarter of 2023 versus $2.3 billion in the fourth quarter of 2022, primarily driven by timing of federal and repatriation tax payments. The Company generated $7.4 billion of free cash flow for the full year 2023 versus $8.8 billion in 2022.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

•The Company’s fourth quarter 2023 dividend of $2.13 per share was declared on October 24, 2023, and was paid on December 8, 2023, to all stockholders of record as of November 17, 2023, representing a 10% increase from 2022.
•During the fourth quarter, there were no repurchases of shares of common stock.
•Cash and investments totaled $10.9 billion and debt outstanding totaled $64.6 billion as of December 31, 2023. Debt leverage was approximately 4.4 times EBITDA as of December 31, 2023.

$Billions, except shares	Q4 ’23	Q4 ’22	YOY Δ	FY '23	FY '22	YOY Δ
Operating Cash Flow	$0.5	$2.6	$(2.1)	$8.5	$9.7	$(1.3)
Capital Expenditures	$0.2	$0.3	$(0.1)	$1.1	$0.9	$0.2
Free Cash Flow	$0.3	$2.3	$(2.0)	$7.4	$8.8	$(1.4)
Dividends Paid	$1.1	$1.0	$0.1	$4.6	$4.2	$0.4
Share Repurchases	$—	$—	$0.0	$—	$6.3	$(6.3)
Average Diluted Shares (millions)	540	539	1	538	541	(3)

Note: Numbers may not add due to rounding

$Billions	12/31/23	12/31/22	YTD Δ
Cash and Investments	$10.9	$9.3	$1.6
Debt Outstanding	$64.6	$38.9	$25.7

Note: Numbers may not add due to rounding

2024 Guidance
For the full year 2024, the Company expects:
•Total revenues in the range of $32.4 billion to $33.8 billion.
•On a GAAP basis, EPS in the range of $8.42 to $9.87, and a tax rate in the range of 11.5% to 13.0%.
•On a non-GAAP basis, EPS in the range of $18.90 to $20.30, and a tax rate in the range of 16.0% to 17.0%.
•Capital expenditures to be approximately $1.1 billion.
•Share repurchases not to exceed $500 million.

Fourth Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

General Medicine
Maridebart cafraglutide (AMG 133)
•A Phase 2 study of maridebart cafraglutide, a multispecific molecule that inhibits the gastric inhibitory polypeptide receptor (GIPR) and activates the glucagon like peptide 1 (GLP-1) receptor, in overweight or obese adults with or without type 2 diabetes mellitus has completed enrollment, with topline data anticipated in late 2024. The Company recently added a Part 2 to this study which explores durable weight loss beyond 52 weeks.
•Planning for a comprehensive Phase 3 program across multiple indications remains on track.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

•In February 2024, results of preclinical studies and the Phase 1 study of maridebart cafraglutide were published in Nature Metabolism.

AMG 786
•A Phase 1 study of AMG 786, a small molecule obesity program, is ongoing with initial data readout anticipated in H1 2024. This molecule has a different target than maridebart cafraglutide and is not an incretin-based therapy.

Olpasiran (AMG 890)
•A Phase 3 cardiovascular outcomes study of olpasiran, a potentially best-in-class small interfering ribonucleic acid (siRNA) molecule that reduces lipoprotein(a) (Lp(a)) synthesis in the liver, in patients with atherosclerotic cardiovascular disease and elevated Lp(a) continues to enroll patients. To date, over 7,000 patients have been enrolled, with enrollment completion anticipated in H1 2024.

Repatha
•EVOLVE-MI, a Phase 4 study of Repatha administered within 10 days of an acute myocardial infarction to reduce the risk of cardiovascular events, continues to enroll patients.
•A Phase 3 cardiovascular outcomes study (VESALIUS-CV) in patients at high cardiovascular risk without prior myocardial infarction or stroke is ongoing.

Oncology
Tarlatamab (AMG 757)
•The U.S. Food and Drug Administration (FDA) has granted Priority Review for the Company's Biologics License Application (BLA) for tarlatamab, a first-in-class investigational delta-like ligand 3 (DLL3) targeting BiTE® (bispecific T-cell engager) molecule. The BLA is based on the results from the Phase 2 DeLLphi-301 clinical trial, which demonstrated antitumor activity with a durable response and encouraging survival outcomes in previously treated small cell lung cancer (SCLC). The safety profile was consistent with the Phase 1 trial. Based on the Priority Review designation, the Prescription Drug User Fee Act (PDUFA) date for tarlatamab is June 12, 2024.
•DeLLphi-304, a Phase 3 study comparing tarlatamab with standard of care chemotherapy in second-line SCLC, continues to enroll patients.
•DeLLphi-306, a Phase 3 study comparing tarlatamab with placebo in limited-stage SCLC, was initiated.
•DeLLphi-305, a Phase 3 study comparing tarlatamab and durvalumab with durvalumab alone in first-line, extensive-stage SCLC, will be initiated in H1 2024.
•DeLLphi-300, a Phase 1 study of tarlatamab in relapsed/refractory SCLC, continues to enroll patients.
•DeLLphi-302, a Phase 1b study of tarlatamab in combination with AMG 404, an anti-programmed cell death protein 1 (PD1) monoclonal antibody, in second-line or later SCLC, is ongoing.
•DeLLphi-303, a Phase 1b study of tarlatamab in combination with standard of care in first-line SCLC, continues to enroll patients.
•DeLLpro-300, a Phase 1b study of tarlatamab in de novo or treatment-emergent neuroendocrine prostate cancer, is ongoing.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

BLINCYTO
•The FDA granted Priority Review for the Company's supplemental BLA for BLINCYTO in early-stage, CD19-positive B-cell precursor acute lymphoblastic leukemia (B-ALL) based in part on the Phase 3 E1910 study conducted by the National Cancer Institute, the Eastern Cooperative Oncology Group and the American College of Radiology Imaging Network Cancer Research Group. Based on the Priority Review designation, the PDUFA date for BLINCYTO is June 21, 2024. Additional global regulatory authority submissions are underway.
•Golden Gate, a Phase 3 study of BLINCYTO alternating with low-intensity chemotherapy in older adults with newly diagnosed Philadelphia chromosome-negative (Ph-) B-ALL, continues to enroll patients.
•The Company is planning to amend the Golden Gate Phase 3 study to include an evaluation of blinatumomab subcutaneous administration with initiation anticipated in H2 2024.
•A Phase 1/2 study of subcutaneous blinatumomab in adults with relapsed or refractory Ph- B-ALL continues to enroll patients.

Xaluritamig (AMG 509)
•A Phase 1b monotherapy and combination dose-escalation and -expansion study of xaluritamig, a first-in-class bispecific T-cell engager targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1) in metastatic castrate resistant prostate cancer continues to enroll patients in the dose-expansion portion of the study, where enrollment is almost complete. A reduced monitoring cohort was also initiated.
•Two additional Phase 1 studies of xaluritamig to evaluate preliminary efficacy and safety in patients with early prostate cancer are planned.

AMG 193
•The Phase 1/1b/2 study of AMG 193, a first-in-class small molecule methylthioadenosine (MTA)-cooperative protein arginine methyltransferase 5 (PRMT5) inhibitor, continues to enroll patients with advanced methylthioadenosine phosphorylase (MTAP)-null solid tumors. To date, responses have been seen in nine patients across seven tumor types.
•Master protocols in thoracic and gastrointestinal malignancies exploring combinations with standard of care will be initiated in H1 2024.
•A Phase 1/2 study of AMG 193 in combination with IDE397, an investigational methionine adenosyltransferase 2A (MAT2A) inhibitor, is enrolling patients.

Nplate
•A Phase 3 study of Nplate in chemotherapy-induced thrombocytopenia in gastrointestinal, pancreatic, or colorectal malignancies is fully enrolled. Data readout is anticipated in H2 2024.

LUMAKRAS/LUMYKRAS
•A U.S. regulatory submission is planned for the Phase 3 CodeBreaK 300 trial in H1 2024. This study evaluated two doses of LUMAKRAS (960 mg or 240 mg) in combination with Vectibix in patients with chemorefractory KRAS G12C-mutated metastatic colorectal cancer (CRC).
•A Phase 3 study of LUMAKRAS in combination with Vectibix and FOLFIRI in first-line KRAS G12C-mutated CRC was initiated.
•A Phase 3 study of LUMAKRAS plus chemotherapy vs. pembrolizumab plus chemotherapy in first-line KRAS G12C-mutated and programmed cell death protein ligand-1 (PD-L1) negative advanced non-small cell lung cancer (NSCLC) is enrolling patients.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

•Regulatory review by the European Medicines Agency (EMA) of the CodeBreaK 200 Phase 3 trial of adults with previously treated locally advanced or metastatic KRAS G12C-mutated NSCLC along with data from the Phase 2 dose-comparison substudy is ongoing.
•The FDA completed its review of the Company's supplemental New Drug Application seeking full approval of LUMAKRAS based on the CodeBreaK 200 trial results. The FDA issued a new postmarketing requirement for an additional confirmatory study to support full approval to be completed no later than February 2028, while also concluding that LUMAKRAS at 960 mg once-daily will remain the dose for patients with KRAS G12C-mutated NSCLC under accelerated approval.

Bemarituzumab
•FORTITUDE-101, a Phase 3 study of bemarituzumab, a first-in-class fibroblast growth factor receptor 2b (FGFR2b) targeting monoclonal antibody, plus chemotherapy in first-line gastric cancer, continues to enroll patients.
•FORTITUDE-102, a Phase 1b/3 study of bemarituzumab plus chemotherapy and nivolumab in first-line gastric cancer, continues to enroll patients in the Phase 3 portion of the study.
•FORTITUDE-103, a Phase 1b/2 study of bemarituzumab plus oral chemotherapy regimens with or without nivolumab in first-line gastric cancer, continues to enroll patients.
•FORTITUDE-301, a Phase 1b/2 basket study of bemarituzumab monotherapy in solid tumors with FGFR2b overexpression, is ongoing.

Inflammation
TEZSPIRE
•In severe asthma, the WAYFINDER Phase 3b study is fully enrolled. The PASSAGE Phase 4 real-world effectiveness study and the SUNRISE Phase 3 study continue to enroll patients.
•A Phase 3 study of TEZSPIRE in chronic rhinosinusitis with nasal polyps is fully enrolled. Primary analysis is anticipated in H2 2024.
•A Phase 3 study of TEZSPIRE in eosinophilic esophagitis continues to enroll patients.
•A Phase 2 study of TEZSPIRE in chronic obstructive pulmonary disease is fully enrolled. Data readout is anticipated in H1 2024.

Rocatinlimab (AMG 451/KHK4083)
•The ROCKET Phase 3 program, now composed of eight studies evaluating rocatinlimab, a first in class monoclonal antibody targeting OX40, in moderate to severe atopic dermatitis, continues to enroll adult and adolescent patients. To date, over 2,400 patients have been enrolled in the ROCKET program.
•The Phase 3 HORIZON study (part of the ROCKET program) evaluating rocatinlimab monotherapy vs. placebo in adults with moderate to severe atopic dermatitis is fully enrolled. Data readout is anticipated in H2 2024.
•A Phase 2 study of rocatinlimab in asthma will be initiated in H1 2024 and a Phase 3 study of rocatinlimab in prurigo nodularis will be initiated in H2 2024.

Otezla
•In November 2023, data were presented from the MOSAIC and FOREMOST studies:
◦In the MOSAIC Phase 4 study, primary and key secondary outcomes highlighted that Otezla led to better inflammatory disease control in psoriatic arthritis patients with moderate clinical disease activity than in patients with high disease activity.
◦In the FOREMOST Phase 4 study, Otezla when added to standard of care, significantly improved disease activity in patients with early oligoarticular (few joints involved) psoriatic arthritis at 16 weeks compared to placebo.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Efavaleukin alfa (AMG 592)
•A Phase 2b study of efavaleukin alfa, an interleukin 2 (IL 2) mutein Fc fusion protein, in ulcerative colitis continues to enroll patients.

Ordesekimab (AMG 714/PRV-015)
•A Phase 2b study of AMG 714, a monoclonal antibody that binds interleukin-15, in nonresponsive celiac disease has completed enrollment.

Rare Disease
TAVNEOS
•In November 2023, data were presented from the Phase 3 ADVOCATE trial demonstrating that outcomes in patients with anti-neutrophil cytoplasmic antibody (ANCA)-associated vasculitis favored TAVNEOS versus a prednisone taper across subgroups of patients 65 years and older, patients with kidney involvement and albuminuria, and patients with diffuse alveolar hemorrhage at baseline.

TEPEZZA
•In December 2023, TEPEZZA received orphan drug designation in Japan for patients with moderate to severe active thyroid eye disease (TED).
•A New Drug Application was submitted for TEPEZZA in Japan based on the results from the OPTIC-J study evaluating TEPEZZA in patients with active TED.
•A Phase 3 study of TEPEZZA in Japan for chronic or low clinical activity score (CAS) TED continues to enroll patients.
•The Company plans to initiate a Phase 3 study evaluating the subcutaneous route of administration of TEPEZZA in patients with TED in H1 2024.

UPLIZNA
•A Phase 3 study of UPLIZNA in myasthenia gravis is fully enrolled. Data readout is anticipated in H2 2024.
•A Phase 3 study of UPLIZNA for the prevention of flare in immunoglobulin G4- (IgG4) related disease is fully enrolled. Data readout is anticipated in H2 2024.

Dazodalibep
•A Phase 3 study of dazodalibep, a cluster of differentiation 40 (CD40) ligand inhibitor fusion protein in Sjögren’s syndrome is enrolling patients.

Daxdilimab
•A Phase 2 study of daxdilimab, a fully human monoclonal antibody targeting immunoglobulin-like transcript 7 (ILT7), in moderate-to-severe active primary discoid lupus erythematosus refractory to standard of care is enrolling patients.
•A Phase 2 study of daxdilimab in dermatomyositis and antisynthetase inflammatory myositis is enrolling patients.

Fipaxalparant (formerly AMG 670 / HZN 825)
•A Phase 2 study of fipaxalparant, a lysophosphatidic acid receptor 1 (LPAR1) antagonist, in idiopathic pulmonary fibrosis is enrolling patients. Data readout is anticipated in H2 2024.
•A Phase 2 study of fipaxalparant in diffuse cutaneous systemic sclerosis is enrolling patients.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Biosimilars
•The clinical comparative study portion of a randomized, double-blind pivotal study evaluating pharmacokinetic (PK) similarity of ABP 206 compared with OPDIVO® (nivolumab) in resected stage III or stage IV melanoma patients in the adjuvant setting is enrolling patients.

TEZSPIRE is being developed in collaboration with AstraZeneca.
Rocatinlimab, formerly AMG 451/KHK4083, is being developed in collaboration with Kyowa Kirin.
Ordesekimab, formerly AMG 714 and also known as PRV-015, is being developed in collaboration with Provention Bio, a Sanofi Company. For the purposes of the collaboration, Provention Bio conducts a clinical trial and leads certain development and regulatory activities for the program.
Xaluritamig, formerly AMG 509, is being developed pursuant to a research collaboration with Xencor, Inc.
IDE397 is an investigational MAT2A inhibitor from IDEAYA Biosciences.
OPDIVO is a registered trademark of Bristol-Myers Squibb Company.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the fourth quarters and full years of 2023 and 2022, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2024 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, divestitures, restructuring and certain other items from the related GAAP financial measures. Beginning January 1, 2022, following industry guidance from the U.S. Securities and Exchange Commission, the Company no longer excludes adjustments for upfront license fees, development milestones and in-process research and development (IPR&D) expenses of pre-approval programs related to licensing, collaboration and asset acquisition transactions from its non-GAAP financial measures. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the fourth quarters and full years of 2023 and 2022. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP. Management has also presented Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and debt leverage ratio for 2023, both of which are non-GAAP financial measures. EBITDA is computed by adding interest expense, provision for income taxes, and depreciation and amortization expense to GAAP net income. Debt leverage ratio is calculated as the ratio of GAAP total debt to EBITDA.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s normal and recurring business activities by facilitating comparisons of results of normal and recurring business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity. The Company believes its debt leverage ratio provides a supplemental operating metric for the full year period as it compares the amount of cash generated by our operations for the year.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people's lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world's leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average and is also part of the Nasdaq-100 index. In 2023, Amgen was named one of “America’s Greatest Workplaces” by Newsweek, one of “America’s Climate Leaders” by USA Today and one of the “World’s Best Companies” by TIME.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

For more information, visit Amgen.com and follow us on X (formerly known as Twitter), LinkedIn, Instagram, TikTok, YouTube and Threads.

Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeiGene, Ltd. or Kyowa Kirin Co., Ltd.), the performance of Otezla® (apremilast) (including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion), our acquisitions of Teneobio, Inc., ChemoCentryx, Inc., or Horizon (including the prospective performance and outlook of Horizon's business, performance and opportunities and any potential strategic benefits, synergies or opportunities expected as a result of such acquisition, and any projected impacts from the Horizon acquisition on our acquisition-related expenses going forward), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. There can be no guarantee that we will be able to realize any of the strategic benefits, synergies or opportunities arising from the Horizon acquisition, and such benefits, synergies or opportunities may take longer to realize than expected. We may not be able to successfully integrate Horizon, and such integration may take longer, be more difficult or cost more than expected. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our environmental, social and governance objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Jessica Akopyan, 805-440-5721 (media)
Justin Claeys, 805-313-9775 (investors)

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Revenues:
Product sales	$7,833	$6,552	$26,910	$24,801
Other revenues	363	287	1,280	1,522
Total revenues	8,196	6,839	28,190	26,323

Operating expenses:
Cost of sales	3,112	1,747	8,451	6,406
Research and development	1,534	1,324	4,784	4,434
Selling, general and administrative	2,274	1,572	6,179	5,414
Other	5	(34)	879	503
Total operating expenses	6,925	4,609	20,293	16,757

Operating income	1,271	2,230	7,897	9,566

Other income (expense):
Interest expense, net	(821)	(415)	(2,875)	(1,406)
Other income (expense), net	402	(67)	2,833	(814)

Income before income taxes	852	1,748	7,855	7,346

Provision for income taxes	85	132	1,138	794

Net income	$767	$1,616	$6,717	$6,552

Earnings per share:
Basic	$1.43	$3.02	$12.56	$12.18
Diluted	$1.42	$3.00	$12.49	$12.11

Weighted-average shares used in calculation of earnings per share:
Basic	535	535	535	538
Diluted	540	539	538	541

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	December 31,	December 31,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$10,944	$9,305
Trade receivables, net	7,268	5,563
Inventories	9,518	4,930
Other current assets	2,602	2,388
Total current assets	30,332	22,186

Property, plant and equipment, net	5,941	5,427
Intangible assets, net	32,641	16,080
Goodwill	18,629	15,529
Other noncurrent assets	9,611	5,899
Total assets	$97,154	$65,121

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$16,949	$14,096
Current portion of long-term debt	1,443	1,591
Total current liabilities	18,392	15,687

Long-term debt	63,170	37,354
Long-term deferred tax liabilities	2,354	11
Long-term tax liabilities	4,680	5,757
Other noncurrent liabilities	2,326	2,651
Total stockholders’ equity	6,232	3,661
Total liabilities and stockholders’ equity	$97,154	$65,121

Shares outstanding	535	534

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
GAAP cost of sales	$3,112	$1,747	$8,451	$6,406
Adjustments to cost of sales:
Acquisition-related expenses (a)	(1,834)	(676)	(3,842)	(2,455)
Certain net charges pursuant to our restructuring and cost savings initiatives	—	—	(36)	—
Total adjustments to cost of sales	(1,834)	(676)	(3,878)	(2,455)
Non-GAAP cost of sales	$1,278	$1,071	$4,573	$3,951

GAAP cost of sales as a percentage of product sales	39.7%	26.7%	31.4%	25.8%
Acquisition-related expenses (a)	(23.4)	(10.4)	(14.3)	(9.9)
Certain net charges pursuant to our restructuring and cost savings initiatives	0.0	0.0	(0.1)	0.0
Non-GAAP cost of sales as a percentage of product sales	16.3%	16.3%	17.0%	15.9%

GAAP research and development expenses	$1,534	$1,324	$4,784	$4,434
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(28)	(33)	(55)	(93)
Certain net charges pursuant to our restructuring and cost savings initiatives	(12)	—	(29)	—
Total adjustments to research and development expenses	(40)	(33)	(84)	(93)
Non-GAAP research and development expenses	$1,494	$1,291	$4,700	$4,341

GAAP research and development expenses as a percentage of product sales	19.6%	20.2%	17.8%	17.9%
Acquisition-related expenses (a)	(0.3)	(0.5)	(0.2)	(0.4)
Certain net charges pursuant to our restructuring and cost savings initiatives	(0.2)	0.0	(0.1)	0.0
Non-GAAP research and development expenses as a percentage of product sales	19.1%	19.7%	17.5%	17.5%

GAAP selling, general and administrative expenses	$2,274	$1,572	$6,179	$5,414
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (b)	(510)	(104)	(648)	(144)
Certain net charges pursuant to our restructuring and cost savings initiatives	—	—	(13)	—
Total adjustments to selling, general and administrative expenses	(510)	(104)	(661)	(144)
Non-GAAP selling, general and administrative expenses	$1,764	$1,468	$5,518	$5,270

GAAP selling, general and administrative expenses as a percentage of product sales	29.0%	24.0%	23.0%	21.8%
Acquisition-related expenses (b)	(6.5)	(1.6)	(2.4)	(0.6)
Certain net charges pursuant to our restructuring and cost savings initiatives	0.0	0.0	(0.1)	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	22.5%	22.4%	20.5%	21.2%

GAAP operating expenses	$6,925	$4,609	$20,293	$16,757
Adjustments to operating expenses:
Adjustments to cost of sales	(1,834)	(676)	(3,878)	(2,455)
Adjustments to research and development expenses	(40)	(33)	(84)	(93)
Adjustments to selling, general and administrative expenses	(510)	(104)	(661)	(144)
Certain net charges pursuant to our restructuring and cost savings initiatives (c)	(2)	1	(185)	8
Certain other expenses (d)	(3)	33	(694)	(511)
Total adjustments to operating expenses	(2,389)	(779)	(5,502)	(3,195)
Non-GAAP operating expenses	$4,536	$3,830	$14,791	$13,562

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
GAAP operating income	$1,271	$2,230	$7,897	$9,566
Adjustments to operating expenses	2,389	779	5,502	3,195
Non-GAAP operating income	$3,660	$3,009	$13,399	$12,761

GAAP operating income as a percentage of product sales	16.2%	34.0%	29.3%	38.6%
Adjustments to cost of sales	23.4	10.4	14.4	9.9
Adjustments to research and development expenses	0.4	0.5	0.3	0.4
Adjustments to selling, general and administrative expenses	6.5	1.6	2.6	0.6
Certain net charges pursuant to our restructuring and cost savings initiatives (c)	0.1	0.0	0.7	0.0
Certain other expenses (d)	0.1	(0.6)	2.5	2.0
Non-GAAP operating income as a percentage of product sales	46.7%	45.9%	49.8%	51.5%

GAAP interest expense, net	$(821)	$(415)	$(2,875)	$(1,406)
Adjustments to interest expense, net:
Interest expense on acquisition-related debt (e)	19	5	807	5
Non-GAAP interest expense, net	$(802)	$(410)	$(2,068)	$(1,401)

GAAP other income (expense), net	$402	$(67)	$2,833	$(814)
Adjustments to other income (expense), net
Interest income and other expenses on acquisition-related debt (e)	(18)	—	(625)	—
Equity method investment basis difference amortization	—	49	—	192
Net (gains)/losses from equity investments (f)	(217)	(39)	(1,522)	362
Total adjustments to other income (expense), net	(235)	10	(2,147)	554
Non-GAAP other income (expense), net	$167	$(57)	$686	$(260)

GAAP income before income taxes	$852	$1,748	$7,855	$7,346
Adjustments to income before income taxes:
Adjustments to operating expenses	2,389	779	5,502	3,195
Adjustments to interest expense, net	19	5	807	5
Adjustments to other income (expense), net	(235)	10	(2,147)	554
Total adjustments to income before income taxes	2,173	794	4,162	3,754
Non-GAAP income before income taxes	$3,025	$2,542	$12,017	$11,100

GAAP provision for income taxes	$85	$132	$1,138	$794
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (g)	404	163	846	690
Other income tax adjustments (h)	(7)	45	(1)	46
Total adjustments to provision for income taxes	397	208	845	736
Non-GAAP provision for income taxes	$482	$340	$1,983	$1,530

GAAP tax as a percentage of income before taxes	10.0%	7.6%	14.5%	10.8%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (g)	6.1	4.0	2.0	2.6
Other income tax adjustments (h)	(0.2)	1.8	0.0	0.4
Total adjustments to provision for income taxes	5.9	5.8	2.0	3.0
Non-GAAP tax as a percentage of income before taxes	15.9%	13.4%	16.5%	13.8%

GAAP net income	$767	$1,616	$6,717	$6,552
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	1,769	631	3,316	3,064
Other income tax adjustments (h)	7	(45)	1	(46)
Total adjustments to net income	1,776	586	3,317	3,018
Non-GAAP net income	$2,543	$2,202	$10,034	$9,570

Note: Numbers may not add due to rounding

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended December 31, 2023		Three months ended December 31, 2022
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$767	$2,543	$1,616	$2,202

Weighted-average shares for diluted EPS	540	540	539	539

Diluted EPS	$1.42	$4.71	$3.00	$4.09

	Twelve months ended December 31, 2023		Twelve months ended December 31, 2022
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$6,717	$10,034	$6,552	$9,570

Weighted-average shares for diluted EPS	538	538	541	541

Diluted EPS	$12.49	$18.65	$12.11	$17.69

(a)	The adjustments related primarily to noncash amortization of intangible assets from business acquisitions.

(b)	For the three and twelve months ended December 31, 2023, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition.

(c)	For the three and twelve months ended December 31, 2023, the adjustments related primarily to separation costs associated with our restructuring plan initiated in early 2023.

(d)	For the twelve months ended December 31, 2023, the adjustments related primarily to a net impairment charge for AMG 340. For the three months ended December 31, 2022, the adjustments related primarily to the change in fair values of contingent consideration liabilities. For the twelve months ended December 31, 2022, the adjustments related primarily to cumulative foreign currency translation adjustments from the divestiture of Gensenta.

(e)	For the three and twelve months ended December 31, 2023, the adjustments included (i) interest expense and income on senior notes issued in March 2023 and (ii) debt issuance costs and other fees related to our bridge credit and term loan credit agreements, incurred prior to the closing of our acquisition of Horizon.

(f)	For the twelve months ended December 31, 2023, the adjustments related primarily to our BeiGene, Ltd. equity fair value adjustment.

(g)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets and certain gains and losses on our investments in equity securities, whereas the tax impact of other adjustments, including expenses related to restructuring and cost savings initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the three and twelve months ended December 31, 2023, were 18.6% and 20.3%, respectively, compared to 20.5% and 18.4% for the corresponding periods of the prior year.

(h)	The adjustments related to certain acquisition items, prior period and other items excluded from GAAP earnings.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$538	$2,649	$8,471	$9,721
Net cash used in investing activities	(27,089)	(3,473)	(26,204)	(6,044)
Net cash provided by (used in) financing activities	2,754	(1,049)	21,048	(4,037)
(Decrease) increase in cash and cash equivalents	(23,797)	(1,873)	3,315	(360)
Cash and cash equivalents at beginning of period	34,741	9,502	7,629	7,989
Cash and cash equivalents at end of period	$10,944	$7,629	$10,944	$7,629

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$538	$2,649	$8,471	$9,721
Capital expenditures	(249)	(340)	(1,112)	(936)
Free cash flow	$289	$2,309	$7,359	$8,785

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP Net Income to EBITDA and Debt Leverage Ratio Calculation
(Dollars in millions)
(Unaudited)

Twelve months ended December 31, 2023
GAAP Net Income	$6,717
Depreciation and amortization	4,071
Interest expense, net	2,875
Provision for income taxes	1,138
EBITDA(a)	$14,801

As of December 31, 2023
Current portion of long-term debt	$1,443
Long-term debt	63,170
Total GAAP Debt	$64,613

As of December 31, 2023
Total GAAP Debt	$64,613
EBITDA	$14,801
Debt leverage ratio	4.4

(a)
2023 EBITDA was impacted by $1,209 million in mark-to-market gains on our equity investment in BeiGene. In the first quarter of 2023, we began to account for our equity investment in BeiGene at fair value, with changes in fair value recorded in our GAAP earnings.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2024
(Unaudited)

GAAP diluted EPS guidance	$8.42	—	$9.87
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	10.43	—	10.48
Non-GAAP diluted EPS guidance	$18.90	—	$20.30

* The known adjustments are presented net of their related tax impact, which amount to approximately $2.60 per share.

(a) The adjustments include noncash amortization of intangible assets and fair value step-up of inventory acquired in business combinations.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2024
(Unaudited)

GAAP tax rate guidance	11.5%	—	13.0%
Tax rate of known adjustments discussed above	4.0%	—	4.5%
Non-GAAP tax rate guidance	16.0%	—	17.0%